Contact:
Allen & Caron Inc	RITA Medical Systems, Inc.
Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
Len Hall (media)	Stephen Pedroff, VP Marketing Communications
949-474-4300	650-314-3400
jill@allencaron.com	dstewart@ritamed.com
len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES THIRD QUARTER, NINE-MONTH RESULTS
Mountain View, Calif., November 03, 2004 . . . RITA Medical Systems, Inc. (Nasdaq: RITA), a medical oncology device company, today announced that sales for the third quarter ended September 30, 2004 were $8.0 million, with a net loss of $3.3 million, or $0.10 loss per share, compared to sales of $3.9 million, with a net loss of $2.5 million, or $0.14 loss per share, for the third quarter of 2003. Gross margin as a percentage of sales for the third quarter of 2004 was 64.5 percent compared to 67.6 percent for the prior year period. These results include approximately two months of financial results from the vascular access product lines as RITA closed its merger with Horizon Medical Products on July 29, 2004.

President and Chief Executive Officer Joseph M. DeVivo commented, “Both total sales and operating expenses for the quarter were lower than forecast and we continue to expect to reach profitability on a quarterly basis early next year. Total sales in the third period were impacted as we re-aligned sales territories, conducted intensive sales force cross-training, and eliminated a principal vascular access product distributor soon after the merger in favor of directly selling to those customers.”

“International sales continue to grow over prior year levels,” continued Mr. DeVivo. “And, I am especially pleased with our ability in the third quarter as an organization to keep spending, integration costs, and our bottom-line results on track with the level of sales.”

Sales for the first nine months of 2004 were $17.3 million, with a net loss of $7.4 million, or $0.33 loss per share, up from sales of $12.4 million, with a net loss of $8.8 million, or $0.50 loss per share, for the first nine months of 2003. Gross margin as a percentage of sales for this year’s first nine months was 64.6 percent compared to 63.5 percent for the prior year period.

Operating expenses for the third quarter and nine months ended September 30, 2004 were $8.2 million and $18.4 million, respectively, compared to $5.2 million and $16.9 million in the year-earlier periods. Operating expenses for the 2004 periods include $1.1 million in restructuring charges consisting of severance charges for employees who have been or will be terminated in the course of the Company’s integration activities with Horizon.

MORE - MORE - MORE

RITA Medical Third Quarter Results
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The balance of cash, cash equivalents, and marketable securities was $4.1 million as of September 30, 2004, down from $6.3 million as of June 30, 2004.

Conference Call Information
Management will host a conference call to be broadcast live on the Internet today at 11:30 a.m. EST (Eastern). Slides will be used to accompany this conference call. To access the webcast and slides, please go to the webcast link provided on the home page of RITA’s website at http://www.ritamedical.com/ and click on the “PowerPoint and Audio” link. After you register your name and company, you will be given access to the webcast and slides. Web participants are encouraged to go to the webcast site at least 15 minutes prior to the start of the call to register, download and install any necessary software. A live webcast and archive of the call can also be accessed at these sites. Any financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

About RITA Medical Systems, Inc.
RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX® technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the costs and success of the Company’s integration with Horizon, the Company’s ability to achieve and sustain profitability and the rate of growth of the Company’s international sales, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

TABLES FOLLOW

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Sales	$7,951	$3,865	$17,254	$12,412
Cost of goods sold	2,821	1,253	6,106	4,530
Gross profit	5,130	2,612	11,148	7,882

Operating expenses:
Research and development	928	976	2,752	3,395
Selling, general and administrative	6,139	4,182	14,523	13,482
Restructuring charges	1,089	-	1,089	-
Total operating expenses	8,156	5,158	18,364	16,877

Loss from operations	(3,026)	(2,546)	(7,216)	(8,995)

Interest expense	(242)	-	(242)	-
Interest income and other expense, net	10	32	27	157

Net loss	$(3,258)	$(2,514)	$(7,431)	$(8,838)

Net loss per common share, basic and diluted	$(0.10)	$(0.14)	$(0.33)	$(0.50)

Shares used in computing net loss per
common share basic and diluted	31,079	17,807	22,399	17,538

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$3,070	$4,580
Marketable securities	1,043	4,022
Accounts and note receivable, net	6,889	2,990
Inventories	7,742	2,192
Prepaid assets and other current assets	1,821	1,028
Total current assets	20,565	14,812
Long term marketable securites	-	933
Long term note receivable, net	274	338
Property and equipment, net	2,107	1,089
Goodwill	91,339	-
Intangible assets	31,316	4,814
Other assets	41	47
Total assets	$145,642	$22,033

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$7,876	$2,926
Deferred revenue	648	-
Current portion of long term debt	8,271	-
Total current liabilities	16,795	2,926
Long term liabilities	9,907	23
Stockholders' equity	118,940	19,084
Total liabilities and stockholders' equity	$145,642	$22,033